EXHIBIT 99.1

AGREEMENT
TO JOINTLY FILE SCHEDULE 13G

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of Wits Basin Precious Minerals Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 16, 2010	PACIFIC DAWN CAPITAL, LLC

	By:	/s/ Donald S. Stoica
Donald S. Stoica

/s/ Donald S. Stoica
DONALD S. STOICA